NOVATION AGREEMENT

Go Ez Corp., a corporation organized and existing under the laws of the State of Delaware, with an address of 101 First Street, #493, Los Altos, California 94022, hereinafter referred to as the “Company”, and Profit Seeker Capital Management Corporation, a corporation organized and existing under the laws of British Virgin Islands, with an address of Trinity Chamber, P.O. Box 4301, Road Town, Tortola, British Virgin Islands, hereinafter referred to as “PSCM”, in consideration of the promises made herein do hereby agree as follow:

1.

Original Agreement.  On June 30, 2014, Company received a loan in the amount of $77,547 from PSCM and entered into a Convertible Debenture Note dated July 1, 2014, attached hereto as Exhibit A.  As of November 30, 2014 the amount due and owing under the Note including accrued interest is $80,132.

2.

Novation.  The Company and PSCM hereby agree to extinguish $80,132 represented by the Note referred to in Paragraph 1. Each party hereby relinquishes any claim that they had or may have had under the original terms of the Agreement and Note and stipulate that this agreement constitutes a novation with respect to the original Note.

3.

New Agreement.  The Company and PSCM hereby agree to replace the amount owed as of November 30, 2014 with the issuance by the Company to PSCM of 81 shares of its Preferred Series B Shares of stock pursuant to a Subscription Agreement and thereby converts $80,132 of debt owed to Preferred Series B stock at a price of $1,000 per share.

IN WITNESS WHEREOF, we hereby set our hand this 8th day of December, 2014.

GO EZ CORP.

NOTEHOLDER:

______________________________

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By: Abraham Cinta

     By: Yuhui Chen

Chief-Executive Officer

          President